UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                              Regency Realty Corp.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                    758939102
                                 (CUSIP Number)



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Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

|X|      Rule 13d-1(b)

         Rule 13d-1(c)

         Rule 13d-1(d)








                                Page 1 of 8 Pages

--------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON:
         LaSalle Advisors Capital Management, Inc.

         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
         36-4160747
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)   |X|
                                                                       (b)   | |
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

         Maryland
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER

                            2,975,468

                      ----------------------------------------------------------
       NUMBER          6    SHARED VOTING POWER
     OF SHARES
    BENEFICIALLY            12,300
      OWNED BY
                      ----------------------------------------------------------
        EACH           7    SOLE DISPOSITIVE POWER
     REPORTING
    PERSON WITH             2,975,468

                      ----------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                            77,200

--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,052,668

--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Excludes shares beneficially owned by ABKB/LaSalle Securities Limited Partnership
--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.0%

--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*
         IA


--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON:
         ABKB/LaSalle Securities Limited Partnership

         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
         36-3991973

--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)   |X|
                                                                       (b)   | |
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION


         Maryland
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER

                            4,044,425

                      ----------------------------------------------------------
       NUMBER          6    SHARED VOTING POWER
     OF SHARES
    BENEFICIALLY            199,770
      OWNED BY
                      ----------------------------------------------------------
        EACH           7    SOLE DISPOSITIVE POWER
     REPORTING
    PERSON WITH             4,037,125

                      ----------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                            216,200

--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,253,325

--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Excludes  shares   beneficially   owned  by  LaSalle  Advisors  Capital
         Management, Inc.
--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.0%

--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*
         IA

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.

     (a)      Name of Issuer

              Regency Realty Corp.

     (b)      Address of Issuer's Principal Executive Offices

              121 West Forsyth Street, Suite 200
              Jacksonville, FL  32202

Item 2.

     LaSalle Advisors Capital Management, Inc. provides the following information:

     (a)      Name of Person Filing

              LaSalle Advisors Capital Management, Inc.

     (b)      Address of Principal Business Office or, if none, Residence

              200 East Randolph Drive
              Chicago, Illinois  60601


     (c)      Citizenship

              Maryland


     (d)      Title of Class of Securities

              Common Stock, $.01 par value per share

     (e)      CUSIP Number

              411465107

     ABKB/LaSalle Securities Limited Partnership provides the following information:

     (a)      Name of Person Filing

              ABKB/LaSalle Securities Limited Partnership

     (b)      Address of Principal Business Office or, if none, Residence

              200 East Randolph Drive
              Chicago, Illinois  60601


     (c)      Citizenship

              Maryland

     (d)      Title of Class of Securities

              Common Stock, $.01 par value per share

     (e)      CUSIP Number

              94856P102

Item 3.* If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a)      Broker or Dealer registered under Section 15 of the Act
     (b)      Bank as defined in Section 3(a)(6) of the Act
     (c)      Insurance  Company as defined in Section 3(a)(19) of the Act
     (d) Investment Company registered under Section 8 of the Investment Company Act
     (e) |X| Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
     (f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)
     (g)      Parent  Holding  Company, in accordance with  Section 240.13d-1(b)
              (ii)(G)
              (Note: See Item 7)
     (h) A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act
     (i) A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
     (j)      Group, in accordance with Section 240.13d-1(b)-1(ii)(J)

         * This response is provided on behalf of LaSalle Advisors Capital Management, Inc. and ABKB/LaSalle Securities Limited Partnership, each an investment adviser under Section 203 of the Investment Advisers Act of 1940.

Item 4.  Ownership

       If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

       LaSalle   Advisors   Capital  Management,  Inc.  provides  the  following
 information:

       (a)      Amount Beneficially Owned

                3,052,668

       (b)      Percent of Class

                5.0%

       (c)      Number of shares as to which such person has:

                (i)      sole power to vote or to direct the vote

                         2,975,468

                (ii)     shared power to vote or to direct the vote

                         12,300

                (iii)    sole power to dispose or to direct the disposition of

                         2,975,468

                (iv)     shared power to dispose or to direct the disposition of

                         77,200

       ABKB/LaSalle   Securities  Limited  Partnership  provides  the  following information:

       (a)      Amount Beneficially Owned

                4,253,325


       (b)      Percent of Class

                7.0%

       (c)      Number of shares as to which such person has:

                (i)      sole power to vote or to direct the vote

                         4,044,425

                (ii)     shared power to vote or to direct the vote

                         199,770

                (iii)    sole power to dispose or to direct the disposition of

                         4,037,125

                (iv)     shared power to dispose or to direct the disposition of

                         216,200

Item 5.  Ownership of Five Percent or Less of a Class

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than
five percent of the class of securities, check the following  [   ].


Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable.


Item 8.  Identification and Classification of Members of the Group

         The two members of the Group are: LaSalle Advisors Capital  Management,
Inc.    ("LaSalle")   and   ABKB/LaSalle    Securities    Limited    Partnership
("ABKB/LaSalle").

         ABKB/LaSalle is a Maryland limited partnership, the limited partner of which is LaSalle and the general partner of which is ABKB/LaSalle Securities, Inc., a Maryland corporation, the sole stockholder of which is LaSalle. LaSalle and ABKB/LaSalle, each registered investment advisers, have different advisory clients.


Item 9.  Notice of Dissolution of Group

         Not applicable.


Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

         The parties agree that this statement is filed on behalf of each of them.


Dated:   March 22, 1999


                                            LASALLE ADVISORS CAPITAL
                                            MANAGEMENT, INC.


                                            By:/s/ William K. Morrill, Jr.
                                            Name:    William K. Morrill, Jr.
                                            Title:   Managing Director


                                            ABKB/LASALLE SECURITIES
                                            LIMITED PARTNERSHIP


                                            By:/s/ William K. Morrill, Jr.
                                            Name:    William K. Morrill, Jr.
                                            Title:   Managing Director